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                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-35378

PROSPECTUS

                                 424,111 SHARES

                                     [LOGO]

                                  COMMON STOCK

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         This prospectus relates to the proposed sale of 424,111 shares of our common stock by certain of our stockholders. These stockholders received their shares in connection with our acquisition of Southwest Sanitary Distributing Company on February 22, 2000.

         The prices at which these selling stockholders may sell their shares will be determined by the prevailing market price for our common stock or in negotiated transactions. We will not receive any proceeds from their sale of such shares.


         Our common stock is listed on the New York Stock Exchange and the Pacific Exchange and trades under the symbol "ECL." On May 4, 2000, the closing price of a share of our common stock on the New York Stock Exchange was $39-7/8.


                             -----------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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                   THE DATE OF THIS PROSPECTUS IS MAY 8, 2000.



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                                TABLE OF CONTENTS


                                                                                                    Page No.
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
Where You Can Find More Information ....................................................................3

The Company.............................................................................................4

Plan of Distribution....................................................................................4

Selling Stockholders....................................................................................6

Legal Matters...........................................................................................6

Experts.................................................................................................7


                         ------------------------------


         You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy shares of our common stock in any circumstances under which the offer or solicitation is unlawful.


                                       2

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                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" into this prospectus the information contained in the documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will update and supersede this information. We are incorporating by reference the following documents:

         (a)      our Annual Report on Form 10-K for the year ended December 31,
                  1999,

         (b) the description of our common stock contained in our registration statement on Form 8-A/A dated November 21, 1997, including any subsequent amendments or reports filed for the purpose of updating such description, and

         (c) the description of our preferred stock purchase rights, contained in our registration statement on Form 8-A/A dated December 18, 1997, including any subsequent amendments or reports filed for the purpose of updating such description.

         We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the distribution is completed. Our SEC file number is 1-9328.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                               Kenneth A. Iverson
                          Vice President and Secretary
                                   Ecolab Inc.
                                  Ecolab Center
                            370 North Wabasha Street
                           Saint Paul, Minnesota 55102
                                 (651) 293-2125


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

                                   THE COMPANY

         Ecolab Inc. develops and markets premium products and services for the hospitality, institutional and industrial markets. We provide cleaning, sanitizing, pest elimination, maintenance and repair products, systems and services primarily to hotels and restaurants, foodservice, healthcare and educational facilities, quickservice restaurants (fast-food and other convenience store units), grocery stores, commercial and institutional laundries, light industry, dairy plants and farms, food and beverage processors, pharmaceutical and cosmetics facilities and the vehicle wash industry. In addition, we have a 50% economic interest in a joint venture with Henkel KGaA of Dusseldorf, Germany named Henkel-Ecolab. Henkel-Ecolab operates institutional and industrial cleaning and sanitizing businesses in Europe.

         We are incorporated in Delaware and have our principal executive offices at Ecolab Center, 370 N. Wabasha Street, St. Paul, Minnesota 55102. Our telephone number is (651) 293-2233.

                              PLAN OF DISTRIBUTION

         We are registering the resale of 424,111 shares of our common stock on behalf of certain selling stockholders. All of the shares were issued by us in connection with our acquisition of Southwest Sanitary Distributing Company pursuant to an Agreement and Plan of Merger dated February 1, 2000. We will not receive any proceeds from this offering.

         The selling stockholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a pledge, gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell the shares from time to time. All of such persons are "selling stockholders" as that term is used in this prospectus. The selling stockholders will act independently of Ecolab in making decisions with respect to the timing, manner and size of each sale, except that the selling stockholders have agreed in the Agreement and Plan of Merger that they will refrain from reselling their shares under this prospectus in certain circumstances.

         Sales by the selling stockholders may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

         - an exchange distribution in accordance with the rules of such exchange,

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

         -        in privately negotiated transactions.

         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.


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         To the extent required, this prospectus may be amended or supplemented from time to time in the manner discussed below to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

         The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

           Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders have advised Ecolab that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling stockholders.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares. Such delivery may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:


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         -        the name of each such selling stockholder and of the
                  participating broker-dealer(s),

         -        the number of shares involved,

         -        the price at which such shares were sold,

         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

         - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

         -        other facts material to the transaction.

         In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares owned by each of the selling stockholders. The selling stockholders received the shares as the result of our acquisition of Southwest Sanitary Distributing Company. None of the selling stockholders has had a material relationship with us within the past three years other than as a result of their ownership of the shares of our common stock or their non-officer employment or consulting relationship with us. Each of the selling stockholders currently owns less than one percent of our outstanding common stock. A total of 57,940 of the shares are currently held by us to secure possible purchase price adjustments and indemnification claims resulting from the acquisition and cannot be sold by the selling stockholders until they are released from escrow. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.


                          NAME OF SELLING                        NUMBER OF SHARES
                           STOCKHOLDER                          BENEFICIALLY OWNED

                          Bobby Cheney................................  333,288
                          Gail Cheney.................................   83,323
                          Scott Latimer...............................    7,500


                                  LEGAL MATTERS

         Certain legal matters regarding the validity of the shares of common stock offered hereby will be passed upon by Kenneth A. Iverson, our Vice President and Secretary.


                                       6

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                                     EXPERTS

         Our consolidated financial statements and related financial statement schedule, which are included or incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated by reference in this prospectus and the related Registration Statement on Form S-3, have been audited by PricewaterhouseCoopers LLP, independent accountants, for the periods indicated in such firm's reports thereon. The consolidated financial statements and financial statement schedule audited by PricewaterhouseCoopers LLP have been incorporated herein by reference in reliance on such firm's reports given upon their authority as experts in accounting and auditing. To the extent that PricewaterhouseCoopers LLP examines and reports on financial statements and financial statement schedules that we issue at future dates, and consents to the use of their reports thereon, such financial statements and financial statement schedules will also be incorporated by reference in this prospectus and the related Registration Statement on Form S-3 in reliance upon their reports and said authority.

         The combined financial statements and related financial statement schedule of Henkel-Ecolab for the years ended November 30, 1999 and 1998, which are included in Ecolab's Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated by reference in this prospectus and the related Registration Statement on Form S-3, have been audited by PricewaterhouseCoopers Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft, independent accountants. The combined financial statements and related financial statement schedule audited by PricewaterhouseCoopers Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft have been incorporated herein by reference in reliance on such firm's report given upon their authority as experts in accounting and auditing. To the extent that PricewaterhouseCoopers Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft examines and reports on the financial statements and financial statement schedules of Henkel-Ecolab issued at future dates, and consents to the use of their reports thereon, such financial statements and financial statement schedules will also be incorporated by reference in this prospectus and the related Registration Statement on Form S-3 in reliance upon their reports and said authority.

         The combined financial statements and related financial statement schedule of the Henkel-Ecolab Joint Venture for the year ended November 30, 1997, which are included in Ecolab's Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated by reference in this prospectus and the related Registration Statement on Form S-3, have been audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft
Wirtschaftsprufungsgesellschaft, independent accountants. The combined financial statements and related financial statement schedule audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft have been incorporated herein by reference in reliance on such firm's reports given upon their authority as experts in accounting and auditing.


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